UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  July 3, 2009

WITS BASIN PRECIOUS MINERALS INC.
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

1-12401	84-1236619
(Commission File Number)	(IRS Employer Identification No.)

900 IDS Center, 80 South Eighth Street
Minneapolis, MN  55402-8773
(Address of principal executive offices) (Zip Code)

(612) 349-5277
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective July 3, 2009, Wits Basin Precious Minerals Inc. (the “Company”) and Hawk Uranium Inc., a corporation formed under the laws of the Province of Ontario, Canada (“Hawk”), entered into a Letter Agreement relating to the payment by the Company of certain management services fees owed to Hawk and the extension of a promissory note issued by the Company in favor of Hawk.  H. Vance White is the Chairman of our Board of Directors and an officer and director of Hawk.

Pursuant to the Letter Agreement, the Company agreed to issue Hawk 3,218,878 unregistered shares of its common stock (the “Shares”) to satisfy in full an aggregate of $200,000 in management services fees that were payable to Hawk pursuant to the terms of certain management services agreements entered into with Hawk in August 2007 and January 2008.

Pursuant to the Letter Agreement, the parties also agreed to extend until August 31, 2009 the maturity date of that certain promissory note dated November 12, 2008 in the principal amount of $60,000 in favor of Hawk (the “Note”).  The parties further agreed to amend the terms of the Note to provide for certain accelerated payments on the Note in the event the Company raises additional financing prior to the maturity date.  In consideration of the extension to the Note, the Company issued to Hawk a five-year warrant to purchase up to 150,000 shares of common stock at an exercise price of $0.15 per share (the “Warrant”).

A copy of the Warrant and Letter Agreement are attached hereto as Exhibits 4.1 and 10.1, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1 10.1	Warrant dated July 1, 2009 in favor of Hawk Uranium Inc. Letter Agreement with Hawk Uranium Inc dated July 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wits Basin Precious Minerals Inc.

Date: July 9, 2009	By:	/s/ Mark D. Dacko
Mark D. Dacko
Chief Financial Officer